NEWS RELEASE
FOR IMMEDIATE RELEASE

TEREX TO REDEEM $300 MILLION OF 10-7/8% SENIOR NOTES DUE 2016

Westport, CT, August 29, 2012 - Terex Corporation (NYSE: TEX) today announced that it will redeem all of the outstanding $300 million 10-7/8% Senior Notes due 2016, effective September 28, 2012.

As set forth in the indenture for the Notes, Terex will pay holders the principal amount, a premium to be calculated under the make-whole provisions of the indenture, plus accrued interest of $35.34 per $1,000 principal amount at the redemption date. The Notes were issued in May 2009.

HSBC Bank USA, National Association, trustee for the Notes, will act as the paying agent for the Company in connection with the redemption of the Notes.

“As we have indicated, we remain focused on improving earnings and generating cash flow to facilitate debt reduction,” says Ron DeFeo, Terex Chairman and CEO. “This redemption of our highest cost debt, combined with our recent buy-back of approximately 25% of our outstanding convertible notes, demonstrates progress in reducing our future interest expense and improves our overall capital structure. We will pursue other options to further enhance our capital structure and debt profile as we move forward.”

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976